Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ASPIRE BIOPHARMA HOLDINGS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF APRIL, A.D. 2026, AT 10:27 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

10064674 8100
SR# 20261731304

Authentication: 203619708
Date: 04-13-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:27 AM 04/13/2026
FILED 10:27 AM 04/13/2026
SR 20261731304 - File Number 10064674

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001,
OF
ASPIRE BIOPHARMA HOLDINGS, INC.

Aspire Biopharma Holdings, Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "Company"), hereby certifies:

FIRST: The Company's Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate of Designation") was filed with the Secretary of State of the State of Delaware on February 2, 2026.

SECOND: This Certificate of Amendment to the Certificate of Designation amends the Certificate of Designation as set forth below and was duly adopted by the board of directors of the Company in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: The First paragraph of the Certificate of Designation is amended in its entirety as follows:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors on January 7, 2026, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of Thirty Thousand (30,000) shares of preferred stock designated as "Series A Convertible Preferred Stock." (each, a "Series A Share", or collectively, the "Series A Shares").

FOURTH: Section 2 of the Certificate of Designation is amended in its entirety as follows:

Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series A Convertible Preferred Stock" (the **"Series A")**. The authorized number of Series A shares shall be Thirty Thousand (30,000) shares. Each share of Series A shall have a par value of $0.0001 and Stated Value equal to $1,000, subject to adjustment as set forth herein.

FIFTH: Except as expressly modified by this Certificate of Amendment, the Certificate of Designation shall remain in full force and effect.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Designation to be signed by a duly authorized officer this 13th day of April 2026.

ASPIRE BIOPHARMA HOLDINGS, INC.

By: */s/ Ernest Scheidemann*

Name: Ernest Scheidemann

Title: Chief Financial Officer